Exhibit 99.1

CERTAIN INFORMATION ABOUT THE REPORTING PERSONS

(as required by Item 2 of Schedule 13D)

Set forth below is information about (i) the name, place of organization, principal business, and the address of the principal business and office of each of the Saffron Entities and (ii) the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and citizenship of Messrs. Bhatia and Luetchens.

(1) Saffron Hill Ventures Limited

Saffron Hill Ventures Limited, a United Kingdom company limited (the “Parent”), is a holding company engaged through its subsidiaries in venture capital activities in Europe and the United States. The Parent is the sole owner of all the outstanding equity interests in Saffron Hill MGP2 Limited, a United Kingdom company limited (the “General Partner”), which serves as the general partner of Saffron Hill Ventures 2 Limited Partnership, a Delaware limited partnership (the “Partnership”). The principal office of the Parent is Attn: Ranjeet Bhatia, Saffron Hill Ventures Limited, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX.

(2) Saffron Hill MGP2 Limited

Saffron Hill MGP2 Limited, a United Kingdom company limited, is an intermediate holding company which is a direct wholly-owned subsidiary of the Parent and serves as the general partner of the Partnership. The principal office of the General Partner is Attn: Ranjeet Bhatia, Saffron Hill MGP2 Limited, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX.

(3) Saffron Hill Ventures 2 Limited Partnership

Saffron Hill Ventures 2 Limited Partnership, a Delaware limited partnership, is engaged in venture capital activities, focusing on companies in Europe and the United States. The principal office of the Partnership is Attn: Ranjeet Bhatia, Saffron Hill Ventures 2 Limited Partnership, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX.

Name	Address	Principal Occupation	Name, Principal Business and Address of Employer	Citizenship
Ranjeet Bhatia	3rd Floor, 24 Chiswell Street, London EC1Y 4YX	Managing Director	Saffron Hill Ventures Limited, Venture Capital, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX	United States

Shawn Luetchens	3rd Floor, 24 Chiswell Street, London EC1Y 4YX	Managing Director	Saffron Hill Ventures Limited, Venture Capital, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX	United States